Exhibit 99.1
COMMERCIAL METALS COMPANY BOARD ELECTS ROBERT L. GUIDO A DIRECTOR
     Irving, TX — April 17, 2007 — Commercial Metals Company (NYSE: CMC), headquartered in Irving, Texas, announced today the election of Robert L. Guido to its Board of Directors. With this action, the CMC board will increase from ten to eleven directors. Guido will serve for a term to expire at the annual meeting of stockholders scheduled to be held in January 2008, at which time it is anticipated he will be included with the slate of nominees submitted for election by stockholders.
     Guido recently retired from Ernst &Young following a 38-year career with the firm. He served as Vice Chair and CEO of Ernst & Young’s Assurance and Advisory Practice. In this role, Guido was responsible for overall business strategy and had significant dealings with both the Securities and Exchange Commission (SEC) and the Public Company Accounting Oversight Board (PCAOB) on behalf of the firm. Guido also co-chaired the firm’s Global Client Steering Committee and served as a senior advisory or engagement partner to numerous global companies.
     In announcing the election, Stanley A. Rabin, Chairman of the Board, said, “Bob brings to the CMC board a unique background of accounting and financial expertise, international experience with several global clients and senior policy positions while at Ernst & Young. His considerable experience in various SEC and PCAOB matters will provide valuable insight and assistance to our Board and management. We are extremely pleased to be able to attract a director of this caliber to our Board.”
     Murray McClean, President & Chief Executive Officer, added, “We welcome Bob and look forward to his immediate contributions. His experience advising a broad array of companies and businesses with significant international operations will bring new perspectives to CMC’s challenges and opportunities. Our entire management team looks forward to his experienced guidance with our overall business direction and execution.”
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Commercial Metals Company Board Elects Robert L. Guido a Director

     Guido will serve as a member of the Audit Committee and Nominating and Corporate Governance Committees of the CMC Board. The Board has affirmatively determined that Guido is “independent” as required by the Sarbanes-Oxley Act of 2002 and applicable listing requirements of the New York Stock Exchange (NYSE) and is eligible and qualified to serve on the Audit Committee of the Board. Guido is also a director and chairs the Audit Committee of Bally Technologies, Inc., a NYSE-listed company.
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354
2007-19